Exhibit 99.1

Contacts:

Larry G. Stambaugh Chairman, President and CEO Anthony E. Altig Chief Financial Officer (858) 453-4040	Mitch Burd (Investors) Burns McClellan (212) 213-0006 Sean Collins (Media) Valerie Bent (Media) CCG Investor Relations (818) 789-0100

MAXIM PHARMACEUTICALS COMPLETES $25.5 MILLION
PRIVATE PLACEMENT

San Diego, California, September 23, 2003 – Maxim Pharmaceuticals (Nasdaq NM: MAXM, SSE:  MAXM) a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and chronic liver diseases, announced today that it had received binding commitments from a group of institutional investors for gross proceeds of $25.5 million from a private placement of approximately 4,555,000 shares of unregistered common stock. The investors will also receive warrants to purchase 1,367,000 shares of common stock at an exercise price of $7.71 per share.   The warrants will be exercisable beginning six months after the closing date and have a term of five and one-half years.  Merriman Curhan Ford & Co., acted as sole placement agent for this transaction.

“This financing strengthens our balance sheet as we prepare for the potential market launch of Ceplene™ in Europe and in the U.S.,” said Anthony E. Altig, Maxim’s Chief Financial Officer.  “We are approaching a number of key milestones relating to the development of Ceplene, including filing for European approval for the treatment of advanced malignant melanoma, completion of our Phase 3 trial in acute myeloid leukemia, and advancement of our ongoing Phase 3 melanoma trial to support our U.S. new drug application.  As a result of this progress, we are commencing discussions with pharmaceutical companies regarding the oncology marketing rights for Ceplene in Europe, and preparation for a potential commercial launch in the United States.  The strengthening of our cash position will assist us as we undertake these objectives.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares issued in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended, and applicable state securities laws or an applicable exemption from registration requirements. Maxim has agreed to file a registration statement covering the resale of the shares.

Maxim Overview

Maxim Pharmaceuticals is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases. Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life.

Maxim’s lead drug candidate Ceplene, based on the naturally occurring molecule histamine, is designed to prevent or inhibit oxidative stress, thereby reversing immune suppression and protecting critical immune cells. Ceplene has been tested in 17 completed or ongoing clinical trials in 20 countries, including four Phase 3 clinical trials. Ceplene is currently being tested in Phase 3 cancer clinical trials for advanced malignant melanoma with liver metastasis and acute myeloid leukemia.  Maxim plans to file an application for market authorization in Europe in November 2003 for approval to market Ceplene for the treatment of advanced malignant melanoma. Phase 2 trials of Ceplene are also underway for the treatment of hepatitis C and advanced renal cell carcinoma. More than 2,000 patients have participated in the Company’s completed and ongoing clinical trials.

In addition to Ceplene, Maxim is developing small-molecule inhibitors and activators of programmed cell death, also known as apoptosis, which may serve as drug candidates for cancer, cardiovascular disease and other degenerative diseases. The Company’s third technology platform, the MX8899 topical gel, is being tested in an attempt to help patients who suffer from oral mucositis and radiation dermatitis, both of which are debilitating side effects of certain cancer therapies.  Ceplene, the apoptosis inducers, and MX8899 are investigational drugs and have not been approved by the U.S. Food and Drug Administration (FDA) or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties.  Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of Ceplene, the oral histamine formulation, the apoptosis inducers, and MX8899, and the conduct, results and timelines associated with the Company’s clinical trials.  Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements.  Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale clinical trials, the risk that the Company will not obtain approval to market its products, the risk that adequate financing might not be available, and the risks and costs associated with litigation.  These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of the Company.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.

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